Exhibit 99.1

DEAN FOODS NAMES JEFF DAWSON SVP,

CHIEF ACCOUNTING OFFICER

DALLAS, January 17, 2019 — Dean Foods Company (NYSE: DF) named Jeff Dawson as its Senior Vice President, Chief Accounting Officer, effective January 28, 2019.  In this capacity, Dawson will be responsible for enterprise-wide accounting operations, including internal and external financial reporting, and Sarbanes-Oxley compliance. Dawson will report to Jody Macedonio, Executive Vice President and Chief Financial Officer of the Company.

Dawson brings more than 25 years of accounting and finance experience to Dean Foods.  Most recently, Dawson served as Chief Accounting Officer, North America for Nokia Oy (formerly Alcatel-Lucent SA). Prior to this, he held senior financial positions with The Black & Decker Corporation and Georgia-Pacific Corporation. Dawson’s career also includes financial work with Velocita Corporation.  Dawson began his career with Deloitte & Touche after receiving a bachelor’s degree in Accounting from Texas A&M University.  He is a Certified Public Accountant.

“We’re thrilled to have Jeff join Dean Foods and bring his extensive experience leading accounting and finance organizations to our team,” said Jody Macedonio. “Jeff’s abilities as a financial leader, along with his broad expertise in financial reporting, internal controls and process improvements, will help us enhance our capabilities as we move forward.”

Dawson replaces Scott Vopni who left the Company to pursue other opportunities.

About Dean Foods

Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country’s first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Friendly’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®,

PET®**, T.G. Lee®, Tuscan® and more. Dean Foods also has a joint venture with Organic Valley®, distributing fresh organic products to local retailers. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Almost 16,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

**PET is a trademark used by license.

CONTACT: Investor Relations/External Communications, Suzanne Rosenberg, +1 214-303-3438. Media please contact +1 214-721-7766 or media@deanfoods.com.